Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Synageva BioPharma Corp.:

In our opinion, the accompanying balance sheets and the related statements of operations, of changes in convertible preferred stock and stockholders’ deficit and of cash flows present fairly, in all material respects, the financial position of Synageva BioPharma Corp. at December 31, 2010 and December 31, 2009, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts

July 12, 2011

Synageva BioPharma Corp.

Balance Sheets

December 31, 2010 and 2009

	2010	2009
Assets
Current assets:
Cash and cash equivalents	$14,714,571	$25,850,711
Prepaid expenses and other current assets	1,136,173	247,593

Total current assets	15,850,744	26,098,304
Other assets	61,971	52,797
Property and equipment, net	1,068,986	867,775

Total assets	$16,981,701	$27,018,876

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$427,256	$196,913
Accrued expenses	1,138,880	766,046

Total current liabilities	1,566,136	962,959
Other noncurrent liabilities	12,278	32,464

Total liabilities	1,578,414	995,423

Commitments and contingencies (Note 11)

Convertible preferred stock:
Series D-2 convertible preferred stock, par value $0.001; 18,000,000 shares authorized and outstanding at December 31, 2010 and 2009 (liquidation preference of $45,000,000 at December 31, 2010 and 2009)	44,863,380	44,854,261
Series C-2 convertible preferred stock, par value $0.001; 3,658,500 shares authorized, 3,583,040 shares issued and outstanding at December 31, 2010 and 2009 (liquidation preference of $17,176,735 at December 31, 2010 and 2009)	17,193,028	17,176,735
Series B-2 convertible preferred stock, par value $0.001; 4,168,700 shares authorized, 4,168,674 shares issued and outstanding at December 31, 2010 and 2009 (at liquidation preference)	21,094,741	21,094,741
Series A-2 convertible preferred stock, par value $0.001; 245,650 shares authorized, 245,637 issued and outstanding at December 31, 2010 and 2009 (at liquidation preference)	12,429,920	12,429,920

Total convertible preferred stock	95,581,069	95,555,657

Stockholders’ deficit
Common stock, par value $0.001; 51,000,000 shares authorized; 147,743 and 56,235 shares issued and outstanding at December 31, 2010 and 2009	148	56
Additional paid-in capital	10,355,962	10,177,976
Accumulated deficit	(90,533,892)	(79,710,236)

Total stockholders’ deficit	(80,177,782)	(69,532,204)

Total liabilities, convertible preferred stock and stockholders’ deficit	$16,981,701	$27,018,876

The accompanying notes are an integral part of these financial statements.

Synageva BioPharma Corp.

Statements of Operations

Years Ended December 31, 2010 and 2009

	2010	2009

Revenues	$595,421	$161,830

Operating expenses
Research and development	9,865,809	6,583,032
General and administrative	3,852,607	3,843,185

Total operating expenses	13,718,416	10,426,217

Loss from operations	(13,122,995)	(10,264,387)
Other income, net	2,295,252	82,486
Interest income	4,087	22,165
Interest expense	—	(1,260,318)

Net loss	$(10,823,656)	$(11,420,054)

The accompanying notes are an integral part of these financial statements.

Synageva BioPharma Corp.

Statements of Changes in Convertible Preferred Stock and Stockholders' Deficit

Years Ended December 31, 2010 and 2009

	Series A-1 Convertible Preferred Stock		Series B-1 Convertible Preferred Stock		Series C-1 Convertible Preferred Stock		Series D-1 Convertible Preferred Stock		Series E-1 Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Series B-2 Convertible Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances December 31, 2008	104,486	$2,998,232	434,504	$12,424,444	4,750,222	$8,586,765	9,122,551	$16,951,894	5,650,547	$18,078,543	—	$—	—	$—
Accretion to redemption value of redeemable preferred stock	—	36,148	—	150,296	—	106,395	—	216,443	—	267,509	—	—	—	—
Series A-1 and B-1 Conversion to A-2; Series C-1 and D-1 Conversion to B-2 and Series E-1 Conversion to C-2	(104,486)	(3,034,380)	(434,504)	(12,574,740)	(4,750,222)	(8,693,160)	(9,122,551)	(17,168,337)	(5,650,547)	(18,346,052)	245,637	12,429,920	4,168,674	21,094,741
Issuance of Series D-2 preferred stock, net of issuance costs of $170,775	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of Series D-2 preferred stock upon conversion of notes payable	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Balances December 31, 2009	—	—	—	—	—	—	—	—	—	—	245,637	12,429,920	4,168,674	21,094,741
Accretion to redemption value of redeemable preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance costs associated with Series D-2 preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Balances December 31, 2010	—	$—	—	$—	—	$—	—	$—	—	$—	245,637	$12,429,920	4,168,674	$21,094,741

The accompanying notes are an integral part of these financial statements.

Synageva BioPharma Corp.

Statements of Changes in Convertible Preferred Stock and Stockholders' Deficit

Years Ended December 31, 2010 and 2009

	Series C-2 Convertible Preferred Stock		Series D-2 Convertible Preferred Stock		Total Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances December 31, 2008	—	$—	—	$—	20,062,310	$59,039,878	46,255	$46	$1,705,108	$(68,290,182)	$(66,585,028)
Accretion to redemption value of redeemable preferred stock	—	—	—	25,036	—	801,827	—	—	(801,827)	—	(801,827)
Series A-1 and B-1 Conversion to A-2; Series C-1 and D-1 Conversion to B-2 and Series E-1 Conversion to C-2	3,583,040	17,176,735	—	—	(12,064,959)	(9,115,273)	—	—	9,115,273	—	9,115,273
Issuance of Series D-2 preferred stock, net of issuance costs of $170,775	—	—	15,276,453	38,046,197	15,276,453	38,046,197	—	—	—	—	—
Issuance of Series D-2 preferred stock upon conversion of notes payable	—	—	2,723,547	6,783,028	2,723,547	6,783,028	—	—	—	—	—

Exercise of stock options	—	—	—	—	—	—	9,980	10	5,232	—	5,242
Stock-based compensation expense	—	—	—	—	—	—	—	—	154,190	—	154,190
Net loss	—	—	—	—	—	—	—	—	—	(11,420,054)	(11,420,054)

Balances December 31, 2009	3,583,040	17,176,735	18,000,000	44,854,261	25,997,351	95,555,657	56,235	56	10,177,976	(79,710,236)	$(69,532,204)
Accretion to redemption value of redeemable preferred stock	—	16,293	—	45,843	—	62,136	—	—	(62,136)	—	(62,136)
Issuance costs associated with Series D-2 preferred stock	—	—	—	(36,724)	—	(36,724)	—	—	—	—	—
Exercise of stock options	—	—	—	—	—	—	91,508	92	36,340	—	36,432
Stock-based compensation expense	—	—	—	—	—	—	—	—	203,782	—	203,782
Net loss	—	—	—	—	—	—	—	—	—	(10,823,656)	(10,823,656)

Balances December 31, 2010	3,583,040	$17,193,028	18,000,000	$44,863,380	25,997,351	$95,581,069	147,743	$148	$10,355,962	$(90,533,892)	$(80,177,782)

The accompanying notes are an integral part of these financial statements.

Synageva BioPharma Corp.

Statements of Cash Flows

Years Ended December 31, 2010 and 2009

	2010	2009
Cash flows from operating activities
Net loss	$(10,823,656)	$(11,420,054)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	384,118	339,777
Interest expense paid through preferred stock issuance	—	163,582
Amortization of debt discount and debt issuance costs	—	250,772
Stock compensation expense	203,782	154,190
Revaluation of preferred stock warrants	(17,236)	(82,486)
Changes in assets and liabilities
Prepaid expenses and other current assets	(888,580)	(118,986)
Other assets	(9,174)	10,269
Accounts payable	230,343	(1,635,656)
Accrued expenses and other liabilities	369,884	(1,246,015)

Net cash used in operating activities	(10,550,519)	(13,584,607)

Cash flows from investing activities
Purchases of property and equipment	(585,329)	(162,909)

Net cash used in investing activities	(585,329)	(162,909)

Cash flows from financing activities
Proceeds from issuance of convertible preferred stock, net of issuance costs	(36,724)	38,046,197
Proceeds from issuance of convertible notes	—	6,619,446
Proceeds from issuance of common stock	36,432	5,242
Principal payments on debt and capital leases	—	(7,766,041)

Net cash (used in) provided by financing activities	(292)	36,904,844

Net (decrease) increase in cash and cash equivalents	(11,136,140)	23,157,328
Cash and cash equivalents
Beginning of year	25,850,711	2,693,383

End of year	$14,714,571	$25,850,711

Supplemental disclosure of cash flow information
Cash paid for interest	$—	$662,101
Supplemental schedule of noncash investing and financing activities
Accretion to redemption value of redeemable convertible preferred stock	$62,136	$801,827
Conversion of convertible notes and interest into preferred stock	—	6,783,028

The accompanying notes are an integral part of these financial statements.

Synageva BioPharma Corp.

Notes to Financial Statements

December 31, 2010 and 2009

1.	Nature of the Business

Synageva BioPharma Corp. (referred to in these Notes to Financial Statements of Synageva BioPharma Corp. through page F-60 as the “Company”) was incorporated in the state of Delaware on February 5, 1996. The Company is a biopharmaceutical company dedicated to discovering, developing and delivering medicines for patients with rare diseases and unmet medical needs. Synageva BioPharma’s lead program SBC-102 is an enzyme replacement therapy for Lysosomal Acid Lipase (LAL) Deficiency, also known as Wolman Disease, Cholesteryl Ester Storage Disease (CESD) or Acid Lipase Deficiency. LAL Deficiency is a serious and rare Lysosomal Storage Disorder (LSD) that is a progressive and often fatal condition. SBC-102 is under development to address the devastating effects of LAL Deficiency by replacing the deficient or absent lysosomal acid lipase enzyme with a recombinant form of the enzyme. In addition to SBC-102, the Company has several other programs in development to help patients with Lysosomal Storage Disorders and other life-threatening genetic conditions for which there are currently no approved treatments.

The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. The Company has incurred losses and negative cash flows from operations since inception and has an accumulated deficit of $90,533,892 at December 31, 2010. Through December 31, 2010, the Company has funded its operations primarily from proceeds of the sale of preferred stock, issuance of convertible notes and notes payable and proceeds from government grants and collaboration agreements. During the year ended December 31, 2009, the Company issued 18,000,000 shares of Series D-2 preferred stock (Note 6) for gross proceeds of approximately $45 million, including amounts from the conversion of convertible notes. In March 2011, the Company issued $12.5 million of convertible notes payable as the first tranche of a $25 million convertible note offering (see Note 12). The Company currently believes that existing cash and cash equivalent balances and the proceeds from the issuance of the $12.5 million of convertible notes will be sufficient cash resources to fund operations into the first half of 2012. The future viability of the Company beyond this point is largely dependent on its ability to raise additional capital to finance its operations. The Company may seek additional funding through new license arrangements or private financings. The Company may not be able to obtain financing on acceptable terms, or at all, and the Company may not be able to enter into new license arrangements. If the Company needs additional funds and is unable to obtain funding on a timely basis, the Company may need to significantly curtail its research and development activities in an effort to continue its operations.

In April 2009, the Company amended its Certificate of Incorporation to affect a 5-for-1 reverse stock split of the Company’s issued common stock which was effective as of the issuance of the Series D-2 preferred stock on April 1, 2009. All share and per share information has been restated to give effect to this reverse stock split.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Synageva BioPharma Corp.

Notes to Financial Statements

December 31, 2010 and 2009

Cash and Cash Equivalents

The Company considers all highly liquid investments with a remaining maturity at the date of purchase of less than three months to be cash equivalents. At December 31, 2010 and 2009, substantially all cash and cash equivalents were held in money market accounts at commercial banks.

Subsequent Events

The Company has evaluated subsequent events through July 12, 2011, which is the date that the financial statements were available to be issued.

Fair Value of Financial Instruments

Under current accounting standards, fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

The current accounting guidance also establishes a hierarchy to categorize how fair value is measured and which is based on three levels of inputs, of which the first two are considered observable and the last unobservable, as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2010:

	December 31, 2010	Quoted Price in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash equivalents	$14,510,308	$14,510,308	$—	$—

Liabilities
Preferred stock warrants	$12,278	$—	$—	$12,278

Synageva BioPharma Corp.

Notes to Financial Statements

December 31, 2010 and 2009

The following table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2009:

	December 31, 2009	Quoted Price in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash equivalents	$25,780,835	$25,780,835	$—	$—

Liabilities
Preferred stock warrants	$29,514	$—	$—	$29,514

The change in the valuation of preferred stock warrants for the years ended December 31, 2010 and 2009, respectively, are summarized below.

	Years ended December 31,
	2010	2009
Fair value, beginning of year	$29,514	$112,000
Change in fair value	(17,236)	(82,486)

Fair value, end of year	$12,278	$29,514

The Company accounts for the warrants outstanding to purchase 75,094 shares of Series C-2 convertible preferred stock according to accounting standards regarding freestanding financial instruments with the characteristics of both liabilities and equities. Due to the redemption feature of the Series C-2 convertible preferred stock, these warrants are classified as liabilities. The warrants are revalued at each balance sheet date and any change in fair value is recorded as a component of other income or other expense, until the earlier of their exercise or expiration.

Property and Equipment

Property and equipment are recorded at cost and are depreciated and amortized using the straight-line method over the assets’ expected useful lives. Property and equipment held under capital leases and leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

Estimated
Useful Life
Asset Classification
Software	3 years
Vehicles	5 years
Furniture and fixtures	7 years
Lab and facility equipment	5–7 years
Leasehold improvements	shorter of estimated useful life or lease term

Synageva BioPharma Corp.

Notes to Financial Statements

December 31, 2010 and 2009

Revenue Recognition

The Company’s business strategy includes entering into collaborative agreements with biotechnology and pharmaceutical companies. Revenue under collaborations may include the receipt of non-refundable license fees, payments based on achievement of development objectives, reimbursement of research and development costs and royalties.

The Company recognizes revenue using the proportional performance method provided that the Company can reasonably estimate the level of effort required to complete its performance obligations under an arrangement and such performance obligations are provided on a best-efforts basis. Revenue recognized under the proportional performance method is determined by multiplying the total payments under the contract, excluding royalties and payments contingent upon achievement of development objectives, by the ratio of level of effort incurred to date to estimated total level of effort required to complete the Company’s performance obligations under the arrangement. Payments contingent upon achievement of development objectives are included once the contingency is removed. Revenue is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the proportional performance method, as of each reporting period.

Significant management judgment is required in determining the level of effort required under an arrangement and the period over which the Company is expected to complete its performance obligations under an arrangement.

Reimbursement of costs is recognized as revenue provided the Company has determined that it is acting primarily as a principal in the transaction according to the provisions outlined in FASB Codification Topic 605-45, Revenue Recognition, Principal Agent Considerations, the amounts are determinable and collection of the related receivable is reasonably assured.

Grant Revenue

The Company recognizes revenues from grants in the period in which the Company has incurred the expenditures in compliance with the specific restrictions of the grant.

Revenue from grants was recognized in the period in which the related expenditures were incurred and totaled approximately $315,000 and $82,000 for the years ended December 31, 2010 and 2009, respectively.

Research and Development

Research and development costs are charged to operations when incurred and include personnel and facility-related expenses, outside contracted services including clinical trial costs, manufacturing and process development costs, research costs, outside consulting services and other external costs.

Clinical development costs are a significant component of the Company’s research and development expenses. The Company contracts with third parties that perform various clinical trial activities on its behalf in the ongoing development of its product candidates. The financial terms of these contracts are subject to negotiations and may vary from contract to contract and may result in uneven payment flow. The Company accrues and expenses costs for clinical trial activities performed by third parties based upon estimates of the work completed. Estimates are developed through discussions with internal clinical personnel and outside service providers based on the progress or stage of completion of trials or services and the agreed upon fee to be paid for such services.

Synageva BioPharma Corp.

Notes to Financial Statements

December 31, 2010 and 2009

Income Taxes

Deferred income taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and operating loss carryforwards and credits. Valuation allowances are recorded to reduce the net deferred tax assets to amounts the Company believes are more likely than not to be realized.

In June 2006, the Financial Accounting Standards Board issued authoritative guidance which changes the accounting for uncertainty in tax positions. This requires that the Company recognize in its financial statements the impact of tax positions, if that position is more likely than not of being sustained on audit based on the technical merits of position. Effective January 1, 2009, the Company adopted this guidance and there was no liability for unrecognized benefits at adoption. Refer to Note 9 for further discussion of income taxes.

Stock-Based Compensation

The Company’s share-based compensation awards to employees, including grants of employee stock options, are valued at fair value on the date of grant, and are expensed over the requisite service period. The requisite service period is the period during which an employee is required to provide service in exchange for an award, which generally is the vesting period.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents. The Company places its cash and cash equivalents in bank deposits and money market funds, which are maintained at one financial institution. Deposits in these institutions may exceed the amount of insurance provided on such deposits. Management believes it has established guidelines relative to credit quality, diversification and maturities that maintain security and liquidity.

The Company is subject to risks and uncertainties common to the biotechnology industry. Such risks and uncertainties include, but are not limited to: (a) results from current and planned clinical trials, (b) scientific data collected on the Company’s technologies currently in preclinical research and development, (c) decisions made by the FDA or other regulatory bodies with respect to the initiation of human clinical trials, (d) decisions made by the FDA or other regulatory bodies with respect to approval and commercial sale of any of the Company’s proposed products, (e) the commercial acceptance of any products approved for sale and the ability of the Company to manufacture, distribute and sell for a profit any products approved for sale, (f) the Company’s ability to obtain the necessary patents and proprietary rights to effectively protect its technologies, (g) the outcome of any collaborations or alliances entered into by the Company in the future with pharmaceutical or other biotechnology companies, (h) dependence on key personnel, (i) competition with better capitalized companies and (j) ability to raise additional funds.

Comprehensive Loss

The Company accounts for comprehensive loss as prescribed by Accounting Standards Update (“ASU”) 220, “Comprehensive Income”. Comprehensive income (loss) is the total net income (loss), plus all changes in equity during the period, except those changes resulting from investment by and distribution to owners. Total comprehensive loss is equal to the net loss for all periods presented.

Synageva BioPharma Corp.

Notes to Financial Statements

December 31, 2010 and 2009

Recently Issued and Proposed Accounting Pronouncements

In October 2009, the FASB issued an amendment to the accounting for multiple-deliverable revenue arrangements. This amendment provides guidance on whether multiple deliverables exist, how the arrangements should be separated, and how the consideration paid should be allocated. As a result of this amendment, entities may be able to separate multiple-deliverable arrangements in more circumstances than under existing accounting guidance. This guidance amends the requirement to establish the fair value of undelivered products and services based on objective evidence and instead provides for separate revenue recognition based upon management’s best estimate of the selling price for an undelivered item when there is no other means to determine the fair value of that undelivered item. The existing guidance previously required that the fair value of the undelivered item reflect the price of the item either sold in a separate transaction between unrelated third parties or the price charged for each item when the item is sold separately by the vendor. If the fair value of all of the elements in the arrangement was not determinable, then revenue was deferred until all of the items were delivered or fair value was determined. This amendment will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company adopted the provisions of this guidance on a prospective basis on January 1, 2011, the effect of which will be dependent on the terms of any new or materially modified arrangements subsequent to adoption.

In April 2010, the FASB issued ASU 2010-17, Revenue Recognition – Milestone Method (Topic 605): Milestone Method of Revenue Recognition (“ASU 2010-17”). ASU 2010-17 provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. Consideration that is contingent on achievement of a milestone in its entirety may be recognized as revenue in the period in which the milestone is achieved only if the milestone is judged to meet certain criteria to be considered substantive. The new rule was adopted by the Company on January 1, 2011. Adoption of this new standard did not materially affect the Company’s financial statements.

In May 2011, the FASB issued an amendment to the accounting guidance for fair value to develop common requirements between GAAP and International Financial Reporting Standards. The amendment changes the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements, including (i) application of the highest and best use and valuation premise concepts solely for nonfinancial assets and liabilities; (ii) measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity; and (iii) disclosing quantitative information about unobservable inputs used in the fair value measurement within Level 3 of the fair value hierarchy. For public entities, the amendment is effective for interim and annual periods beginning after December 15, 2011. Early application is not permitted. The Company is currently evaluating the disclosure requirements related to providing quantitative information about unobservable inputs used to measure the fair value of the warrant liability.

In June 2011, the Financial Accounting Standards Board, or FASB, issued an amendment to the accounting guidance for presentation of comprehensive income. Under the amended guidance, a company may present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In either case, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. Regardless of choice in presentation, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the

Synageva BioPharma Corp.

Notes to Financial Statements

December 31, 2010 and 2009

components of net income and the components of other comprehensive income are presented. For public entities, the amendment is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, and shall be applied retrospectively. Early adoption is permitted. Other than a change in presentation, the adoption of this update is not expected to have a material impact on the Company’s financial statements.

3.	Property and Equipment

	December 31,
	2010	2009
Laboratory equipment	$2,044,987	$1,598,711
Leasehold improvements	355,100	296,974
Computer, software and office equipment	479,888	423,157
Vehicles	93,890	77,726

	2,973,865	2,396,568

Less: Accumulated depreciation and amortization	(1,904,879)	(1,528,793)

	$1,068,986	$867,775

Depreciation and amortization expense approximated $384,000 and $340,000 for the years ended December 31, 2010 and 2009, respectively.

4.	Accrued Expenses

Accrued expenses consist of the following:

	December 31,
	2010	2009
Accrued benefits and compensation	$459,376	$416,431
Clinical and scientific costs	288,691	221,218
Professional fees	159,573	33,919
Facility-related costs	48,524	19,907
Other	182,716	74,571

	$1,138,880	$766,046

5.	Loan and Security Agreement

On March 31, 2008, the Company entered into an $8.0 million term loan agreement consisting of a $5.0 million term loan with Oxford Finance Corp. and a $3.0 million term loan with Silicon Valley Bank. Pursuant to the Loan and Security Agreement (the “Loan Agreement”), the Company received $4.0 million on March 31, 2008 and $4.0 million on July 31, 2008. The principal balance of each advance under the Loan Agreement bore interest of 11.00%. The Loan Agreement allowed for interest-only payments on a monthly basis for six months for each tranche followed by 30 months of interest and principal payments and allowed the Company to prepay the outstanding principal amount and all accrued but unpaid interest and fees, subject to a payment of a prepayment premium equal to (i) 6.0% of the principal prepaid if paid during the first 12 months of the term, (ii) 4.0% of the principal prepaid if prepaid during the second 12 months of the term, and (iii) 3.0% of the principal prepaid if prepaid thereafter. The Company’s obligations under the

Synageva BioPharma Corp.

Notes to Financial Statements

December 31, 2010 and 2009

Loan Agreement were secured by substantially all of its assets other than its intellectual property. The Loan Agreement contained customary covenants that, among other things, restricted the Company’s ability to incur indebtedness and pay cash dividends on its capital stock. The Loan Agreement also provided for customary events of default, following which the lenders may have, at its option, accelerated the amounts outstanding under the Loan Agreement. Events of default included, but were not limited to, an event that has a material adverse change, as described in the Loan Agreement. In connection with the Loan Agreement, the Company issued Oxford Finance Corp. and Silicon Valley Bank fully exercisable, ten-year warrants to purchase 46,934 and 28,160 shares, respectively, of its Series C-2 Convertible Preferred Stock, at an exercise price of $4.79 per share, respectively (see Note 2).

In connection with the Loan Agreement, the Company also incurred $197,000 of financing fees and legal costs.

In October 2009, the Company repaid the outstanding loan amounts of $5.6 million in addition to an early payment penalty of $223,000. The early payment penalty was recorded to interest expense for the year ended December 31, 2009.

6.	Convertible Notes and Convertible Preferred Stock

Convertible Notes

In January 2009, the Company entered into a convertible notes payable (“2009 Convertible Notes”) with 20 previously existing investors for proceeds of $6.6 million. The terms of the 2009 Convertible Notes included interest at 11%. In April 2009, the $6.6 million plus $164,000 in accrued interest converted into Series D-2 preferred stock as part of the Series D-2 preferred stock financing.

Series D-2 Preferred Stock Purchase Agreement

On April 1, 2009, the Company entered into an agreement (the “Series D-2 Preferred Stock Purchase Agreement”) to issue and sell 18,000,000 shares of Series D-2 redeemable convertible preferred stock (“Series D-2 preferred stock”) at a price of $2.50 per share, for total proceeds of approximately $45 million. The issuance and the proceeds included the 2009 Convertible Notes, which were converted into Series D-2 preferred stock at principal plus accrued interest. The Company received the proceeds in four separate closings during the year ended December 31, 2009.

Under the Amended and Restated Information and Registration Rights Agreement dated April 1, 2009, certain investors in Series D-2 preferred stock have the first right of refusal on future financing undertaken by the Company and have certain rights for determining the composition of the eight (8) members Board of Directors. Holders of Series D-2 preferred stock, voting together as a separate class, shall have the right to elect four (4) members of the Company’s Board of Directors; the holders of Common Stock, voting as a separate class, shall have the right to elect one (1) member of the Company’s Board of Directors, and the holders of the preferred stock and Common Stock, voting together as a single class, shall be entitled to elect all remaining members of the Company’s Board of Directors.

Convertible Preferred Stock

The Company was authorized to issue 51,000,000 shares of common stock and 28,000,000 shares of preferred stock as of December 31, 2010.

Synageva BioPharma Corp.

Notes to Financial Statements

December 31, 2010 and 2009

As of December 31, 2010, of the 28,000,000 authorized shares of preferred stock, 245,650 shares have been designated as Series A-2 convertible preferred stock (“Series A-2 preferred stock”), 4,168,700 shares have been designated as Series B-2 convertible preferred stock (“Series B-2 preferred stock”), 3,658,500 shares have been designated as Series C-2 convertible preferred stock (“Series C-2 preferred stock”), and 18,000,000 shares have been designated as Series D-2 preferred stock. The rights, preferences and privileges of the preferred stockholders are as follows:

Dividends

The holders of shares of Series D-2 preferred stock shall be entitled to receive dividends (“Series D-2 Dividends”) on each outstanding share of Series D-2 preferred stock at an annual rate of $0.20 for each share held, payable when and if declared by the Board of Directors, in preference and priority to the payment of dividends on any shares of common stock, Series A-2 preferred stock, Series B-2 preferred stock and Series C-2 preferred stock. Such dividends shall not be cumulative.

After payment in full of the Series D-2 Dividends, the holders of shares of Series C-2 preferred stock shall be entitled to receive dividends (“Series C-2 Dividends”) on each outstanding share of Series C-2 preferred stock at an annual rate of $0.3835 for each share held, payable when and if declared by the Board of Directors, in preference and priority to the payment of dividends on any shares of common stock, Series A-2 preferred stock and Series B-2 preferred stock. Such dividends shall not be cumulative.

After payment in full of the Series D-2 Dividends and Series C-2 Dividends, the holders of shares of Series B-2 preferred stock shall be entitled to receive dividends (“Series B-2 Dividend”) on each outstanding share of Series B-2 preferred stock at an annual rate of $0.4048 for each share held, payable when and if declared by the Board of Directors, in preference and priority to the payment of dividends on any shares of common stock and Series A-2 preferred stock. Such dividends shall not be cumulative.

After payment in full of the Series D-2 Dividends, Series C-2 Dividends and Series B-2 Dividends, the holders of shares of Series A-2 preferred stock shall be entitled to receive dividends on each outstanding share of Series A-2 preferred stock at an annual rate of $4.0482 for each share held, payable when and if declared by the Board of Directors, in preference and priority to the payment of dividends on any shares of common stock. Such dividends shall not be cumulative.

The Board of Directors has never declared a dividend.

Liquidation

Definition

A Liquidation Event (as defined below) shall include (unless waived by the holders of at least 70% of the outstanding shares of preferred stock voting together as a single class): (i) (a) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions immediately after such consolidation, merger or reorganization; or (b) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an acquisition shall not include any transaction principally for equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) a sale of all or substantially all of the assets of the Company.

Synageva BioPharma Corp.

Notes to Financial Statements

December 31, 2010 and 2009

Preferred Stock Distribution Preference

In the event of any liquidation, dissolution, or winding up of the Company (a “Liquidation Event”), the holders of Series D-2 preferred stock would be entitled to receive payments in preference to other stockholders. Holders of Series D-2 preferred stock would receive $2.50 per share plus all declared and unpaid dividends with respect to such shares of Series D-2 preferred stock (the “Series D-2 Preference”).

Upon a Liquidation Event, after payment of the Series D-2 Preference, the holders of Series C-2 preferred stock would be entitled to receive payments before any payment to the holders of Series B-2 preferred stock, Series A-2 preferred stock or common stock. Holders of Series C-2 preferred stock receive $4.79 per share plus all declared and unpaid dividends with respect to such shares of Series C-2 preferred stock (the “Series C-2 Preference”).

Upon a Liquidation Event, after payment of the Series D-2 Preference and the Series C-2 Preference, the holders of Series B-2 preferred stock would be entitled to receive payments before any payment to the holders of Series A-2 preferred stock or common stock. Holders of Series B-2 preferred stock receive $5.06 per share plus all declared and unpaid dividends with respect to such shares of Series B-2 preferred stock (the “Series B-2 Preference”).

Upon a Liquidation Event, after payment of the Series D-2 Preference, the Series C-2 Preference and the Series B-2 Preference, the holders of Series A-2 preferred stock would be entitled to receive payments before any payment to the holders common stock. Holders of Series A-2 preferred stock receive $50.60 per share plus all declared and unpaid dividends with respect to such shares of Series A-2 preferred stock (the “Series A-2 Preference”).

The amounts of these liquidation preferences for all classes of preferred stock are subject to adjustment for stock splits, combinations or similar events. After payment of the full amounts to which the preferred stockholders are entitled, any remaining funds and assets would be distributed to the common stockholders.

Conversion Rights at Liquidation

In the event of a conversion immediately prior to a Liquidation Event of any outstanding shares of preferred stock to common stock (including all declared but unpaid dividends), holders of such shares would be entitled to receive distribution amounts as holders of common stock as a result of a Liquidation Event.

Voting Rights

The holder of each share of common stock issued and outstanding shall have one vote and the holder of each share of preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which such share of preferred stock could be converted on the record date for the vote or consent of shareholders, except as otherwise required by law, and has voting rights and powers equal to the voting rights and powers of common stock.

Preferred Stock Conversion

Conversion Rate

Each share of Series D-2, C-2, B-2 and A-2 preferred stock, shall be convertible into the number of fully paid shares of common stock which results from dividing $2.50, $4.79, $5.06 and $50.60, respectively, by the respective preferred stock conversion price. The per share conversion price of Series D-2, C-2, B-2 and A-2 preferred stock is currently $2.50, $4.79, $5.06 and $50.60, respectively. The number of shares for each series of preferred stock shall be adjusted for stock dividends payable immediately prior to conversion, if applicable.

Synageva BioPharma Corp.

Notes to Financial Statements

December 31, 2010 and 2009

Automatic Conversion

Conversion is automatic at its then effective conversion rate upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock to the public at a price per share of not less than $7.00 and an aggregate offering price to the public of greater than $50,000,000.

Redemption

Prior to April 2009, all series of the Company’s preferred stock included a 6% annual dividend which increased the redemption value of the applicable preferred stock shares. The Company accounted for these amounts by accreting the 6% increase in the carrying value of the redeemable preferred stock as an adjustment to preferred stock and additional paid in capital or accumulated deficit. In April 2009, as part of the Series D-2 preferred stock financing, the Company amended its Certificate of Incorporation to remove the 6% annual dividend and the Company ceased the accretion of these amounts.

In July 2010, the Company further amended its Certificate of Incorporation to remove any remaining redemption features on all classes of preferred stock. Accordingly, the Company ceased accreting to the carrying value of preferred stock. Prior to the July 2010 amendment, shares of preferred stock were redeemable and the Company accounted for the difference between the initial carrying value of redeemable convertible preferred stock and the redemption amount through recognition of ratable accretion adjustments over the period from the date of issuance to the first redemption date, such that the carrying amount of the redeemable convertible preferred stock would equal the redemption amount at the redemption date. These increases or decreases in carrying value were previously recorded through adjustments to additional paid in capital or accumulated deficit.

7.	Share Based Payments

The Company’s Board of Directors adopted in November 1996 the 1996 Stock Option Plan (“1996 Plan”) under which options designated as either incentive or non-qualified stock options may be issued to employees, officers, directors, consultants and independent contractors of the Company or any parent, subsidiary or affiliate of the Company. Options granted under the 1996 Plan are at prices not less than the fair market value at the time of grant and may be exercised for a period of ten years from the grant date. Options granted under the 1996 Plan have vesting periods ranging from immediate to four years. The 1996 Plan includes a provision for options to accelerate and become immediately and fully exercisable upon a 50% or more change in control as defined in the 1996 Plan. In November 2006, the 1996 Plan was terminated in accordance with its ten-year expiration provision.

On June 7, 2005, a new stock plan (the “2005 Stock Plan”) was adopted by the Company’s Board of Directors and approved by the Company’s shareholders. Any employee, officer, consultant, independent contractor or director is eligible to participate in the 2005 Stock Plan. The 2005 Stock Plan permits the granting of incentive and non-qualified stock options and stock purchase rights for restricted stock. Options granted under the 2005 Stock Plan are at prices not less than the fair market value at the time of grant and may be exercised for a period of ten years from the grant date. Options granted under the 2005 Stock Plan have vesting periods ranging from immediate to four years. The 2005 Stock Plan includes a provision for options to accelerate and become immediately and fully exercisable upon a 50% or more change in control as defined in the incentive and non-qualified stock option agreements. Under the 2005 Stock Plan, the Board of Directors has the authority to determine to whom options will be granted, the number of shares, the term,

Synageva BioPharma Corp.

Notes to Financial Statements

December 31, 2010 and 2009

and the exercise price. If an individual owns stock representing more than 10% of the outstanding shares at the time of grant, the exercise price of each share shall be at least 110% of fair market value, as determined by the Board of Directors. Options granted under the 2005 Stock Plan generally become exercisable over a four year period.

The Company uses the Black-Scholes option pricing model to measure the fair value of its option awards. The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model. The expected life assumption is based on the limited exercise historical experience at the Company, management’s expectations based on the length of time that an employee will stay at the Company, the vesting period of 4 years and the contractual term of 10 years. Volatility has been determined based on an analysis of reported data for a peer group of companies that granted options with substantially similar terms. The risk-free interest rate is based on the rate of U.S. Treasury zero coupon rate with a remaining term approximating the expected term used as the input to the Black-Scholes option pricing model.

The weighted average assumptions used in the option pricing model for stock option grants were as follows:

	Year Ended December 31,
	2010	2009
Expected dividend yield	None	None
Expected volatility in stock price	52%	62%
Weighted average risk-free interest rate	1.71%	2.50%
Expected life of stock awards-years	5 years	5 years

Option activity under the 2005 Stock Plan was as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding at December 31, 2009	3,382,262	$0.50
Granted	83,500	0.45
Exercised	(91,508)	0.40
Cancelled	(358,398)	0.48

Outstanding at December 31, 2010	3,015,856	$0.52

Vested and unvested expected to vest at December 31, 2010	3,015,856

Synageva BioPharma Corp.

Notes to Financial Statements

December 31, 2010 and 2009

The options for the 2005 Stock Plan outstanding and currently exercisable by exercise price at December 31, 2010 are as follows:

Options Outstanding			Options Exercisable
Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
375,914	4.86	$0.25	375,914	$0.25
427,723	7.70	1.45	256,143	1.45
2,129,219	8.62	0.39	736,663	0.39
83,000	9.90	0.45	—	0.45

3,015,856		$0.52	1,368,720	$0.55

As of December 31, 2010, the unamortized compensation expense related to outstanding unvested options approximated $433,000 and is expected to be recognized over a weighted average period of 1.9 years.

The aggregate intrinsic value of shares outstanding and shares exercisable at December 31, 2010 is approximately $203,000 and $119,000 respectively, which represents the total intrinsic value (the excess of the estimated fair value of the Company’s stock on December 31, 2010 over the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2010.

The Company recognized stock-based compensation expense on all stock option awards for the years ended December 31, 2010 and 2009 in the following categories:

	2010	2009
Research and development	$44,541	$25,938
General and administrative	159,241	128,252

	$203,782	$154,190

8.	Defined Contribution Plan

The Company has a defined contribution plan that is intended to qualify under Section 401(k) of the Internal Revenue Code. All employees, except part-time employees, are eligible to participate in the plan. Participants may contribute through payroll deductions, amounts not to exceed Internal Revenue Code limitations. During the years ended December 31, 2010 and 2009, the Company recognized expense for 401(k) matching contributions of $137,000 and $102,000, respectively.

Synageva BioPharma Corp.

Notes to Financial Statements

December 31, 2010 and 2009

9.	Income Taxes

The Company has not recorded a benefit for income taxes related to its operating losses for the years ended December 31, 2010 and 2009. Significant components of the Company’s net deferred tax asset as December 31, 2010 and 2009 are as follows:

	2010	2009
Deferred tax assets/ (liabilities)
Net operating losses	$29,745,051	$27,674,111
Capitalized research and development	4,650,902	2,251,397
Accrued expenses	64,762	(4,360)
Depreciation and amortization	20,325	(29,566)
Tax credit carryforwards	3,656,132	3,573,123
Other	7,488	4,028

	38,144,660	33,468,733
Deferred tax asset valuation allowance	(38,144,660)	(33,468,733)

Net deferred tax asset	$—	$—

At December 31, 2010, the Company had federal and state net operating loss carry forwards of $78,278,159 and $78,261,923, respectively, which begin to expire in 2016 and 2012. The Company also has federal and state research and development tax credit carryforwards of $3,016,665 and $968,905, respectively, available to reduce future tax liabilities, which begin to expire in 2016 and 2023, respectively.

Management has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, and has determined that it is more likely than not that the Company will not recognize the benefits of its deferred tax asset. Accordingly, a valuation allowance of $38,144,660 and $33,468,733 has been established at December 31, 2010 and 2009, respectively.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations.

Below is a table of the earliest tax years that remain subject to examination by jurisdictions:

Earliest Tax Year Subject to Examination
Jurisdiction
U.S Federal	2007
State of Georgia	2007
Commonwealth of Massachusetts	2007

All years including and subsequent to the above years remain open to examination by the taxing authorities. The resolution of tax matters is not expected to have a material effect on the Company’s financial statements. The Company’s policy is to record interest and penalties related to income taxes as part of the tax provision. There were no interest and penalties pertaining to uncertain tax positions in 2010 and 2009.

A provision included in the health care reform bill created a temporary tax credit for businesses with less than 250 employees who engage in qualifying therapeutic discovery projects for the tax years 2009 and 2010. The program permitted applicants to elect to receive a cash grant in lieu of the tax credit. The amount

Synageva BioPharma Corp.

Notes to Financial Statements

December 31, 2010 and 2009

of the tax credit or grant was equal to 50% of the qualified investment for the taxable year for any qualifying therapeutic discovery project. The total amount awarded by the U.S. Treasury Department to the Company was $2,288,900. The Company elected to receive the award as a cash grant and has recorded the award as other income within the accompanying statement of operations for the year ended December 31, 2010. Amounts received in cash in 2010 totaled $1,535,719 and $753,181 is reflected in prepaids and other current assets in the accompanying balance sheet at December 31, 2010.

The Company adopted the authoritative guidance on accounting for and disclosure of uncertainty in tax positions on January 1, 2009, which required the Company to determine whether a tax position of the Company is more likely than not to be sustained upon examination, including resolution of any related appeals of litigation processes, based on the technical merits of the position. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. If a tax position does not meet the more likely than not recognition threshold, the benefit of that position is not recognized in the financial statements. The adoption of this authoritative guidance did not have a material effect on the financial statements.

Utilization of the net operating loss (“NOL”) and research and development (“R&D”) credit carry forwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of NOL and R&D credit carry forwards that can be utilized annually to offset future taxable income and tax, respectively. The Company has not completed a study to assess whether an ownership change has occurred, or whether there have been multiple ownership changes since its formation, due to the significant complexity and related cost associated with such a study. There also could be additional ownership changes in the future which may result in additional limitations on the utilization of NOL carryforwards and credits.

10.	Collaborations and License Agreements

2009 and 2010 Collaborations

In March 2009 and March 2010, the Company entered into collaboration agreements with a third-party to develop antibodies using the Company’s proprietary expression platform. The collaboration agreements included up-front payments totaling $200,000, potential future milestone payments to the Company totaling $400,000 and potential option payments payable to the Company. Revenue recognized under the collaboration agreements was $280,000 and $80,000 during the years ended December 31, 2010 and 2009, respectively. Revenue was recognized using the proportional performance method.

Amended and Restated License Agreement

On April 5, 2007, the Company amended and restated its technology license agreement with the University of Georgia Research Foundation (“UGARF”). This agreement replaces the previous license agreement dated April 11, 1996, in its entirety. In consideration for exclusive worldwide rights to the same patents, know-how and related technology under the original agreement, the Company provided 9,024 shares of its common stock to UGARF in addition to sublicense royalties, if applicable, and product royalties to be payable upon future commercialization and sale of any products subject to the license.

Synageva BioPharma Corp.

Notes to Financial Statements

December 31, 2010 and 2009

11.	Commitments and Contingencies

Occupancy Arrangements

The Company leases office, laboratory and facility space under operating lease agreements expiring through 2013. Minimum future rentals under non-cancelable operating leases are as follows:

Year Ending December 31,
2011	$433,000
2012	266,000
2013	164,500

Rental expense for the years ended December 31, 2010 and 2009 approximated $489,000 and $388,000, respectively.

Licensing Agreements

The Company has licensing and sponsored research agreements with certain scientific and research institutions. The Company incurred expenses under these agreements in the approximate amounts of $30,000 and $44,000 for the years ended December 31, 2010 and 2009, respectively. At December 31, 2010, the Company had approximately $120,000 of potential milestone payments or other commitments payable over the next four years under agreements that are cancelable by either party under certain circumstances. These agreements also specify the payment of certain percentage royalties based on net sales of developed technologies.

12.	Subsequent Events

Issuance of Notes Payable

In March 2011 the Company issued $12.5 million of Convertible Notes Payable as the first tranche of a $25 million convertible note offering. The investors of the first tranche may, at any time after September 30, 2011 and on or before December 31, 2011, purchase from the Company their pro rata share of an additional $12.5 million in convertible notes under the same terms and conditions, provided that shares of Series D-2 Preferred Stock are still outstanding and the Convertible Notes from the first tranche have not been converted at the time the second tranche is purchased. If the noteholders fail to fully fund the second tranche, the Convertible Notes will convert into fully paid and nonassessable shares of the Company’s common stock. The Convertible Notes are convertible into shares of Series D-2 Preferred Stock at the conversion price then applicable to the Series D-2 Preferred shares or into a future series of Preferred Stock at its then applicable conversion price issued in conjunction with the next Qualified Offering, at the election of the holders. All Convertible Notes shall be automatically converted at the then applicable conversion price: (i) in the event that the holders of at least 70% of the outstanding Convertible Notes voting as a single class consent to such conversion; (ii) upon the closing of a Qualified Offering; (iii) upon an initial public offering of the Company’s stock (whether by a public offering of the Company’s stock or a combination of the Company with another company the result of which is that the surviving company’s shares are public traded); or (iv) upon a change of control of the Company. In connection with an automatic conversion of the Convertible Notes upon a Qualified Offering, the Convertible Notes will be converted into shares of Series D-2 Preferred Stock or Qualified Offering Stock, the series to be elected by the Note holder as described above. In all other cases of an automatic conversion of the Convertible Notes, the Convertible Notes will be

Synageva BioPharma Corp.

Notes to Financial Statements

December 31, 2010 and 2009

converted into shares of Series D-2 Preferred Stock at the then applicable conversion price of the Series D-2 Preferred Stock. Each holder of Convertible Notes will be entitled to vote such holder’s shares of Series D-2 Preferred Stock as if the Convertible Notes held by such holder had been convertible into shares of Series D-2 Preferred Stock immediately prior to any such vote in addition to the vote that such holder of shares of Series D-2 Preferred Stock would otherwise have. The Convertible Notes bear no interest rate and do not mature other than in a conversion as described above. Any Note holder who fails to fund the 2nd tranche on or before December 31, 2011 will immediately have their current Note holdings converted into that number of Common Shares as that holder would be entitled to receive if that Note holder converted their notes to Series D-2 Preferred Stock and then immediately converted those shares of D-2 Preferred Stock into Common Shares.

Increase to Option Pool

In May 2011, the Company increased its pool of stock options available for grant under the 2005 Stock Option Plan by 900,000 shares.

Merger with Trimeris, Inc.

In June 2011, Synageva announced that the Company had entered into a definitive agreement under which the Company will merge with Trimeris, Inc. (“Trimeris”) in an all-stock transaction. Certain of the Company’s significant investors are also significant investors in Trimeris and a certain board member of the Company is also a board member of Trimeris prior to the merger. Upon closing, the combined company will be named Synageva BioPharma Corp., and will operate under the leadership of the Company’s current management team with Sanj K. Patel serving as the President and Chief Executive Officer. In addition, the combined company’s board of directors will have representatives from both the existing Company and Trimeris boards. The merger will create a publicly-traded company focused on the development of novel therapeutics for patients with rare diseases and unmet medical need. The merger will take the form of a stock-for-stock merger intended to qualify as a tax-free reorganization. Under the terms of the agreement, which has been approved by the boards of directors of both the Company and Trimeris, upon completion of the merger, Trimeris will issue to the Company’s stockholders shares of Trimeris common stock such that the Company’s stockholders will own approximately 75% of the combined company’s shares outstanding, and Trimeris stockholders will own approximately 25%. Options and warrants of both the Company and Trimeris will be assumed by the combined company and become options and warrants to acquire stock of the combined company. The closing is subject to the satisfaction of certain conditions, including Synageva and Trimeris stockholder approvals and receipt of all necessary regulatory approvals.